Exhibit 99.1

INTERMUNE ANNOUNCES PRICING OF $98.7 MILLION PUBLIC OFFERING OF COMMON STOCK

BRISBANE, Calif., January 20, 2010 — InterMune, Inc. (Nasdaq: ITMN) today announced the pricing of its underwritten public offering of 7,000,000 shares of newly issued common stock at a price to the public of $14.10 per share. InterMune also granted the underwriters a 30-day option to purchase up to an additional 1,050,000 shares of its common stock. All of the shares in the offering are being sold by InterMune. The shares will be issued pursuant to a prospectus supplement filed as part of a shelf registration statement previously filed with the Securities and Exchange Commission (SEC) on Form S-3. InterMune anticipates aggregate net proceeds from the offering to be $92.8 million (assuming no exercise of the underwriters’ option to purchase additional shares of common stock).

Goldman, Sachs & Co. is acting as the sole book-running manager of the offering. Canaccord Adams, JMP Securities LLC, Leerink Swann LLC, and Oppenheimer & Co. Inc. are acting as co-managers. InterMune expects to close the offering on or about January 26, 2010, subject to customary closing conditions.

This announcement does not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This press release is being issued pursuant to and in accordance with Rule 134 under the Securities Act of 1933, as amended. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the preliminary prospectus supplement and base prospectus relating to the offering may be obtained, when available, from Goldman, Sachs & Co. (Attn: Prospectus Department, 85 Broad Street, New York, New York 10004, Fax: 212-902-9316

or Email at prospectus-ny@ny.email.gs.com or by calling 212-902-1171). InterMune intends to file a final prospectus supplement relating to the offering with the SEC, which will be available along with the base prospectus filed with the SEC in connection with the shelf registration, on the SEC’s website at http://www.sec.gov/.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology.

Forward-Looking Statements

This announcement contains forward-looking statements, including statements relating to InterMune’s expectations regarding the completion and timing of the proposed public offering. These statements are subject to significant risks and uncertainties, actual results could differ materially from those projected and InterMune cautions investors not to place undue reliance on the forward-looking statements contained in this release. These risks and uncertainties include, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the public offering. There can be no assurance that InterMune will be able to complete the public offering on the anticipated terms, or at all. If InterMune is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Additional risks and uncertainties relating to InterMune and its business can be found in the risk factors attached as Exhibit 99.3 to InterMune’s Form 8-K filed with the SEC on January 20, 2010, and in the Prospectus Supplement related to the proposed offering to be filed with the SEC. InterMune undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in InterMune’s expectations.

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